EXHIBIT 99

May 14, 2003	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the third quarter ended Mar. 31, 2003. Net sales for the fiscal third quarter were $5.3 million compared to $6.1 million for the same period one year ago, a 13 percent decline. The company reported a net loss of $53,000 or ($0.02) per share, compared with last year’s third quarter earnings of $191,000 or $.08 per share. A softening of orders in all three divisions negatively affected Waters’ third quarter performance. The third fiscal quarter is typically the second weakest quarter for the company.

For the first nine months of fiscal year 2003, net sales were $16.5 million, a 2 percent decrease from $16.8 million for the same period one year ago. Net income for the first nine months of fiscal year 2003 was $165,000 or $0.07 per share compared to $595,000 or $0.26 per share for the same period one year ago.

“Like so many other companies, the sales in each of our divisions were adversely affected due to the uneasiness of the economy over the past quarter, resulting in our customers’ delayed spending,” said President and Chief Executive Officer Jerry Grabowski. “In Waters’ fiscal third quarter, our Zareba Systems’ customers traditionally start increasing their inventory levels to be prepared for the spring buying season. This year, most of these customers postponed ordering products due to the uncertainty related to the war in Iraq, the tough economic conditions as well as adverse weather conditions in key locations.

“While we are taking every measure to reduce our expenses to protect our fiscal year net income, we continue to invest in new products and markets to improve our long-term sales and earnings,” continued Mr. Grabowski. “We believe our strategic long-term investments will protect our future financial performance.”

Waters’ Zareba Systems division, representing over 80 percent of total company sales, is North America’s largest manufacturer of electric fence systems used for containment or control of livestock, equine, pet, lawn and garden, exotics and predators.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from three divisions - Zareba Systems, Waters Network Systems, and Waters Medical Systems.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

Waters Instruments, Inc.
Condensed Income Statement Highlights

	Three Months Ended		Year-To-Date Ended
	3/31/03	3/31/02	3/31/03	3/31/02
Net sales	$5,303,000	$6,148,000	$16,497,000	$16,828,000
Gross profit	$1,730,000	$2,258,000	$6,031,000	$6,189,000
Operating income (loss)	$(62,000)	$569,000	$458,000	$1,287,000
Net income (loss) before tax	$(82,000)	$285,000	$255,000	$920,000
Net income (loss) after tax	$(53,000)	$191,000	$165,000	$595,000
Basic net income (loss) per share	$(0.02)	$0.08	$0.07	$0.26
Weighted average number of shares outstanding – basic	2,279,174	2,259,578	2,270,128	2,249,420

Waters Instruments, Inc.
Condensed Balance Sheet Highlights

	3/31/03	6/30/02
Current Assets
• Cash and equivalents	$863,000	$348,000
• Account receivables	$3,414,000	$6,128,000
• Inventories	$4,600,000	$3,428,000
• Prepaid expenses and deferred income taxes	$416,000	$377,000
Total Current Assets	$9,293,000	$10,281,000
Net property, plant and equipment	$2,908,000	$3,068,000
Other assets	$6,095,000	$6,343,000
Total Assets	$18,296,000	$19,692,000
Current Liabilities
• Account payables	$1,974,000	$1,767,000
• Accrued expenses/other accrued liabilities	$1,061,000	$1,414,000
• Current portion of LTD	$1,048,000	$878,000
Total Current Liabilities	$4,083,000	$4,059,000
Long-term debt, less current maturities	$2,870,000	$4,171,000
Non-compete liability, less current maturities	$750,000	$1,000,000
Deferred income taxes	$206,000	$206,000
Total Liabilities and Debt	$7,909,000	$9,436,000
Common stock	$228,000	$226,000
Additional paid-in-capital	$1,367,000	$1,313,000
Retained earnings	$8,792,000	$8,717,000
Total Stockholders’ Equity	$10,387,000	$10,256,000
Total Liabilities and Equity	$18,296,000	$19,692,000

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to (i) improving long-term sales and earnings through investments in new products and markets and (ii) protecting the Company’s future financial performance through strategic long-term investments are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Improving long-term sales and earnings through investments in new products and markets and protecting the Company’s financial performance through long-term investments each depend on the effectiveness and timing of such investments, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.

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Contact:                                Kathy Hult

763-509-7444